Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Acquires Two Hotels
from Noble Investment Group for $48.6 Million

Purchase increases current lodging portfolio to 134 hotels
totaling 16,345 rooms across 32 states

New York, November 4, 2015 - American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has completed its previously announced acquisition of two hotels for a purchase price of $48.6 million from affiliates of Noble Investment Group, LLC (“Noble”), a leading lodging and hospitality real estate private equity firm. This transaction represents the first two of 13 hotels that the Company announced it will be acquiring from Noble for a total purchase price of $300 million.

The two hotels announced today are the 127-room Hyatt Place Chicago/Schaumburg, Illinois and the 204-room Hilton Garden Inn Monterey, California. These purchases increase ARC Hospitality’s current lodging portfolio to 134 hotels totaling 16,345 rooms across 32 states.

“We are pleased to acquire these high-quality, premium-branded hotels with strong cash flows from Noble,” commented Jonathan P. Mehlman, Chief Executive Officer of ARC Hospitality. “These hotels, which have each delivered outsized RevPAR growth year-to-date, are leaders in their respective markets and close to powerful business and leisure demand generators that should continue to drive future growth. We look forward to continuing to work with the Noble management team on closing the additional hotel properties we have under contract.”

ARC Hospitality currently has an additional 21 hotels under contract with two other unrelated sellers for a total purchase price of $289.8 million. The Company intends to complete the acquisition of the remaining 32 hotels during the next seven months, consistent with previous announcements, acquiring a total of 44 hotels from the three sellers.

As previously announced, ARC Hospitality financed the acquisition of these hotels in part by drawing on its $450 million term loan facility, which was co-arranged by Deutsche Bank AG New York Branch, Deutsche Bank Securities, Inc. and BMO Capital Markets.

About ARC Hospitality

ARC Hospitality is a publicly registered, nontraded real estate investment trust ("REIT"). ARC Hospitality's investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com).

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forwardlooking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forwardlooking statement, although not all forwardlooking statements include these words. This press release also contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these projections. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Actual results may differ materially from those contemplated by such forwardlooking statements and projections due to certain factors, including ARC Hospitality's ability to make investments in a timely manner or on acceptable terms; ARC Hospitality’s ability to complete its pending acquisitions of hotels on the current terms, or at all; the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets; ARC Hospitality's ability to make scheduled payments on its debt and preferred equity obligations; ARC Hospitality's ability to generate sufficient cash flows to make distributions to its stockholders; the degree and nature of ARC Hospitality's competition; the availability of qualified personnel at ARC Hospitality's advisor, property manager, Crestline Hotels & Resorts, which ARC Hospitality refers to as its subproperty manager, and dealer manager; and ARC Hospitality's ability to qualify and maintain qualification as a REIT. Additional factors that may affect future results are contained in ARC Hospitality's filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov (http://www.sec.gov). Further, forwardlooking statements, estimates or projections speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forwardlooking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Tim Cifelli	Andrew G. Backman	Jonathan P. Mehlman
President	Managing Director	President & CEO
DDCworks	Investor Relations/Public Relations	ARC Hospitality
tcifelli@ddcworks.com	abackman@arlcap.com	jmehlman@arlcap.com
(484) 342-3600	(917) 475-2135	(212) 415-6500